Exhibit 10.27
COINSTAR, INC.
Policy on Reimbursement of Incentive Payments
(Adopted by the Compensation Committee on March 19, 2009)
     The Company may, in its discretion, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer or standing officer (as appointed by the Company’s Board of Directors) where (a) the payment (in shares of the Company’s common stock or otherwise) was predicated upon achieving financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the Securities and Exchange Commission; (b) the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company determines that the individual engaged in intentional misconduct that caused or substantially caused the need for the restatement; and (c) a lower payment would have been made to the individual based upon the restated financial results. In each such case, the Company, in its discretion, may do one or more of the following: (i) cancel any or all outstanding annual incentive awards or long-term incentive awards held by such individual, (ii) demand that the individual return to the Company any or all cash amounts paid to the individual in settlement of an annual incentive award or any or all shares of the Company’s common stock issued to the individual in settlement of a long-term incentive award and (iii) demand that the individual pay over to the Company any or all of the proceeds received by the individual upon the sale, transfer or other transaction involving shares of the Company’s common stock issued in settlement of a long-term incentive award.
     This policy applies and is effective with respect to any annual incentive plan established by the Company with a performance period commencing on or after January 1, 2009 and any long-term incentive awards granted by the Company on or after January 1, 2009.